Exhibit 10.11

LOAN AGREEMENT AND PROMISSORY NOTE

$793,000 (the “Principal Amount”)	November 9, 2021

FOR VALUE RECEIVED, Damian Larson, an individual with an address of 6611 E. Mayo Blvd. #2059, Phoenix, AZ 85054 (“Maker”), promises to pay to Rivulet Media, Inc., a Delaware corporation with an address of 1206 E Warner Rd, Suite 101-I, Gilbert, AZ 85296 (“Lender”), the Principal Amount, or such greater or lesser amount thereof as may be outstanding from time to time, under the terms and provisions as set forth below.

RECITALS

A.         Lender is the owner of 29,076,665 shares of common stock of Regen BioPharma, Inc. (the “Regen Shares”).

B.          Lender has sold or will sell the Regen Shares to Maker, and Maker, in turn, will use his best efforts to sell the Regen Shares on the open market in one or more at-the-market transactions.

C.            Lender and Maker agree that, as full consideration for his purchase of the Regen Shares from Lender, Maker will pay to Lender the amount of proceeds actually received by Maker resulting from Maker’s sale of the Regen Shares, the aggregate of which is expected to equal or approximate the Principal Amount stated on this Loan Agreement and Promissory Note (this “Note”), but which may be greater or less than such amount, less the amount to be retained by Maker as set forth in the Stock Sale Agreement entered into by the parties of even date hereof (the “Resale Fee”). The Principal Amount at any given time will be deemed to be amended as needed to reflect the amount of proceeds received less the applicable amount to be retained.

D.         Maker is executing this Note to evidence his obligation to pay such amounts to Lender.

AGREEMENTS

1.           Interest. No interest shall accrue under this Note.

2.           Payments. Maker shall pay to Lender the amount of gross proceeds received by Maker as a result of the sale by Maker of all or any portion of the Regen Shares within two (2) Business Days (as defined below) of receipt of such proceeds, less (i) the amount of any Resale Fee due, and (ii) the amount of any wire transfer fees incurred by Maker in connection with the transfer of such proceeds to Lender. Maker may prepay all or any portion of this Note at any time without penalty.

3.           Security. This Note is secured by a first lien security interest on the Regen Shares held by Maker. Other than such security interest, this Note is non-recourse.

4.           Default. The existence or occurrence of any one or more of the following will constitute an “Event of Default” under this Note:

4.1       Non-Performance. Maker’s failure to comply timely and fully with any of the terms or provisions of this Note, including, without limitation, the failure to pay all amounts due within ten (10) days after the due date.

4.2       Bankruptcy; Insolvency. Maker being insolvent by being unable to pay debts when due or by having liabilities in excess of assets; or Maker committing an act of bankruptcy, making a general assignment for the benefit of creditors, or the filing by or against Maker of a voluntary or involuntary petition in bankruptcy or for the appointment of a receiver (and any involuntary petition is not dismissed within thirty (30) days from the filing thereof); or if there commences under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, proceedings affecting any significant part of Maker’s property or for the composition, extension, arrangement, or adjustment of any of its obligations; or if a writ of attachment, execution, or any similar process is issued or levied against any significant part of Maker’s property that is not released, stayed, bonded, or vacated within a reasonable time after its issue or levy.

5.           Return of Regen Shares.

5.1       If all or any portion of the Regen Shares remain unsold by Maker after the date that is 60 days of the date of this Note, then at Lender’s request, Maker shall promptly (but in no less than 7 Business Days) transfer all such shares back to Lender.

5.2       Maker may, in his sole discretion, transfer all remaining Regen Shares back to Lender, and provided that all amounts due by Maker to Lender under this Note have been paid, this Note shall be deemed fully paid.

6.           Acceleration. In addition to all other rights and remedies at law and/or equity Lender may have if an Event of Default occurs, Lender may, at its option without further notice to Maker, declare immediately due and payable the unpaid principal balance of this Note together with all other sums owed by Maker under this Note.

7.           Notices. All notices that Company or Lender is required or permitted to give under this Note shall be delivered to the addresses of Company or Lender set forth in the opening paragraph.

8.           Severability. If any term or provision of this Note is, to any extent, determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Note will not be affected, and the invalid or enforceable term or provision will be reduced or otherwise modified by the court or authority only to the minimum extent necessary to make it valid and enforceable and to reflect the intent of the parties. It is the intention of Company that, if any provision of this Note is capable of two constructions, one of which would render the provisions void and the other of which would render the provisions valid, then the provision will have the meaning that renders it valid.

9.           Time of the Essence. Time is of the essence of this Note. Whenever notice must be given, payment made, document delivered, or an act done under this Note on a day that is not a Business Day, the notice may be given, payment made, document delivered, or act done on the next following day that is a Business Day. “Business Day” means a day other than a Saturday, Sunday, or a day observed as a legal holiday by the United States government or the State of Arizona.

10.         Governing Law; Jurisdiction and Venue. This Note is to be governed by and interpreted in accordance with the laws of the State of Arizona. Any legal action or proceeding with respect to this Note or any document related hereto shall be brought in Maricopa County, Arizona in any court of competent jurisdiction, and, by execution and delivery of this Note, Company and Lender hereby accept the jurisdiction and venue of such courts.

11.         Successors and Assigns. This Note shall be binding upon and inure to the benefit of Maker and Lender and their respective successors and permitted assigns. Maker may not voluntarily or involuntarily transfer, convey, or assign this Note, or any of its duties or obligations hereunder, without Lender’s prior written consent, which may be withheld for any reason, or for no reason at all. As used herein, the term “Lender” means and includes the successors and permitted assigns of Lender.

12.         Attorneys’ Fees and Costs. Each party shall bear its own expenses in connection with the issuance of this Note; provided, however, that if any action at law or in equity is necessary to enforce or interpret the terms of this Note, the prevailing party shall be entitled to its reasonable attorneys’ fees, costs, and disbursements in addition to any other relief to which such party may be entitled.

13.         No Waiver by Lender. No delay or failure of Lender in exercising any right hereunder shall affect such right, nor shall any single or partial exercise of any right preclude further exercise thereof.

14.         Further Assurances. Maker agrees to execute and deliver such further documents and to do such other acts and things as Lender may reasonably request in order further to effect the purposes of this Note, the security interest in the Regen Shares, and the due performance by Maker of his obligations hereunder.

MAKER

/s/ Damian Larson
Damian Larson

LENDER
Rivulet Media, Inc.,
a Delaware corporation

By:	/s/ Michael Witherill
Michael Witherill, President

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